Exhibit 10.1

Colin Heffron Employment Agreement	CONFIDENTIAL

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of April 30, 2007 (the “Effective Date”), by and between GFI Group Inc. (the “Company” or “GFI”), a Delaware Corporation and Colin Heffron, an individual (“Executive”).

WHEREAS, the Executive is currently employed as the President (the “President”) of the Company; and

WHEREAS, the Company and Executive desire to enter into this Agreement to set out the terms and conditions for the continued employment relationship of Executive with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.                                      Nature of Employment.

(a)           The Company hereby agrees to continue to employ Executive as a full-time employee in the position of President, and Executive accepts such continued employment, on the terms and conditions set forth in this Agreement, for the Term of this Agreement (as defined in Section 2 below).  Throughout the Term, Executive will report directly to the Chief Executive Officer of the Company (the “CEO”) and will perform and discharge well and faithfully such duties and functions consistent with his position as President as may be assigned to him from time to time by the CEO in his discretion in connection with the conduct of the Company’s business, including with respect to any business conducted by any affiliate of the Company (including any subsidiaries, parents, or other enterprises under common ownership or control with the Company) (each a “Related Entity”).  If Executive is elected or appointed an officer or director of the Company, or any other Related Entity, during the period of Executive’s employment with the Company, Executive will serve in such capacity without additional compensation.

(b)          During the period of Executive’s employment with the Company, Executive:  (i) will devote 100% of his employment energies, interests, abilities and time to the performance of his duties and shall not, without the written consent of the CEO, render to others any service of any kind for compensation; (ii) will not render services to any business activity that is directly or indirectly competitive with any business conducted by the Company or any Related Entity; (iii) will observe and carry out such reasonable rules, regulations, policies, directions and restrictions as may be established from time to time by the Board or the board of directors of any Related Entity, including but not limited to the published standard policies, practices and procedures of the Company as in effect from time to time as applied to other senior executives of the Company; and (iv) do such reasonable traveling as may be required in connection with the performance of such duties and responsibilities consistent with such traveling requirements prior to the execution of this Agreement.

(c)            Executive may serve on corporate, civic and/or charitable boards with the consent of the Board and the CEO, provided that the Board or the CEO may require Executive to resign any or all such board seats if it or he reasonably believes such board participation conflicts with Executive’s role with the Company or is otherwise too time-consuming or distracting to Executive.

(d)            Executive acknowledges that this Agreement contains non-competition and non-disclosure of proprietary information provisions, and Executive agrees to comply with these provisions.  Executive understands that entering into and complying with these provisions is a condition to Executive’s continued employment and that failure to comply with the terms and conditions of these provisions may result in termination “for cause” under this Agreement and in other damages to the Company.

2.                                      Term of Employment.

Subject to earlier termination in accordance with the terms hereof, the term of this Agreement shall commence on the Effective Date and shall continue through December 31, 2009; provided, however, that Executive’s employment by the Company will automatically be extended by twelve (12) additional months on January 1, 2010 and on each subsequent January 1, unless either party provides written notice to the other party no less than sixty (60) days prior to such January 1 of its intention not to extend the term of Executive’s employment (a “Notice of Non-Renewal”).  The period from the Effective Date until the later of December 31, 2009 or the end of any subsequent extension of Executive’s employment pursuant to this Section 2, unless earlier terminated as provided herein, shall be referred to as the “Term”.

3.             Compensation and Benefits.

For the full and faithful performance of the services to be rendered by Executive and in consideration of Executive’s obligations under this Agreement, provided Executive is not in breach of this Agreement, the Company shall pay to Executive and Executive shall be entitled to receive:

(a)           Base Compensation.  As compensation for his services to be rendered hereunder, the Company shall pay to Executive a base salary at the rate of $700,000 per annum (the “Base Salary”), which shall be payable in periodic installments in accordance with the standard payroll practices of the Company in effect from time to time.   During the Term, the Executive’s Base Salary shall be reviewed at least annually by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) and may be increased (but not decreased) from time to time as shall be determined in the sole discretion of  Committee.

(b)          Discretionary Bonus.  The Company may pay Executive a discretionary bonus, in such an amount, on such terms and at such time as may be determined by the Committee its sole and absolute discretion (“Discretionary Bonus”), it being specifically understood that the Discretionary Bonus may be paid in any combination of cash, restricted stock units (“RSUs”) and/or other forms of equity or other compensation approved by the Committee.

(c)           Restricted Stock Grant.    GFI Group Inc. will issue Employee  100,000 Restricted Stock Units (the “Restricted Stock Unit Grant”) with the terms and conditions set forth in the grant agreement attached as Exhibit A. The date of grant shall be determined by the Committee in its sole discretion.

(d)          Fringe Benefits.  During the Term, the Company shall also make available to Executive such benefits and perquisites as are generally provided by the Company to its executives at Executive’s level of responsibility (including payment of the reasonable costs of Executive’s car lease/driver on terms substantially similar to those in place on the date hereof), provided, however, that nothing herein contained shall be deemed to require the Company to adopt, maintain or continue in effect any particular plan or policy.  Executive shall further be entitled to paid vacation, holidays, personal days and sick days in accordance with the Company’s standard policies and procedures in effect from time to time; provided, however, Executive shall be entitled to four weeks of vacation per year.  During the Term, the Company shall provide to Executive life insurance coverage or other death benefits in an amount determined by the Company (but in any event no less than $1,400,000), payable in the event Executive dies during the Term. The Executive shall be entitled to name the beneficiary or beneficiaries of such benefits. The Executive shall cooperate with the Employer to provide all information necessary to obtain such policy and shall make himself available for any medical examinations required by the insurance company providing such policy. Notwithstanding anything else contained herein, the Company shall not have to pay any costs for the car lease, driver or life insurance coverage described in this Section 3(d) in excess of $110,000 in any calendar year of the Term.

(e)           Expenses.              During the Term, the Company shall reimburse Executive in accordance with applicable Company policy in effect from time to time, for normal, reasonable and approved out-of-pocket business expenses incurred by Executive in connection with the performance of his duties and responsibilities hereunder; provided that Executive submits documentation reasonably required by Company expense reimbursement policies and procedures in effect and as amended from time to time.

(f)           Withholding.  All amounts of compensation payable to Executive hereunder shall be subject to, and paid after reduction for, any and all required deductions or withholdings for federal, state, local and foreign income tax withholding, Social Security, Medicare, unemployment or other similar government benefit or insurance contributions, and any other deductions or withholdings required by law or authorized by Executive.

(g)          Attorney’s Fees.  The Company will reimburse Executive for legal fees with respect to the negotiation, preparation and execution of this Agreement (up to a maximum reimbursement amount of $10,000).

4.                                      Special Covenants.

(a)                                  Nondisclosure of Confidential and Proprietary Information.

(i)                                     Executive acknowledges that before and during the Term, Executive has had and will have access to and possession of trade secrets, confidential information and/or proprietary information (collectively, and as defined more extensively below, “Confidential Information”) of the Company and its Related Entities and their respective clients.  Executive recognizes and acknowledges that this Confidential Information is valuable, special and unique to the business of the Company and each Related Entity, and that access to and knowledge thereof are essential to the performance of Executive’s duties to the Company and to each Related Entity, if applicable.  During the time that Executive is an employee of the Company and at all times thereafter, Executive will keep secret and will not use or disclose any Confidential Information to any person or entity, in any fashion or for any purpose whatsoever, except at the request of the Company or as may be required by applicable law.

(ii)                                  The term “Confidential Information”, includes, but is not limited to, information written, in digital form, in graphic form, electronically stored, orally transmitted or memorized concerning or relating to the Company or any of its Related Entities, including all financial data relating to the business of GFI and/or any of its Related Entities, lines of credit or debt obligations, customer pricing information, personal and contract information about or relating to GFI employees, or traders and other dealer representatives, profit and loss statements, broker, desk or company productivity data, financial models, computer software programs, source and other codes, information about direct communication lines, electronic and voice trading systems and screen systems, all information about the Company’s or any of its Related Entities’ business prospects and opportunities, and all other information about or gained from any customer to the Company or to any Related Entity providing services during Executive’s employment with the Company and all information reasonably determined by the Company to be proprietary or confidential.  Notwithstanding the foregoing, this clause shall not apply (i) to any disclosure of Confidential Information required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible, (ii) to the extent required in connection with any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (iii) as to Confidential Information that is or becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of Section 4(a)(i); or (iv) information disclosed to Executive in good faith by a third person who, to the best of Executive’s knowledge, was legally entitled to disclose such information.

(iii)                               Executive further recognizes that GFI and certain Related Entities have received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on their part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for GFI) or use, except in connection with work for GFI, Third Party Information unless expressly authorized by GFI in writing.

(iv)                              All Confidential Information, proprietary and/or confidential files and records are and at all times shall remain the exclusive property of the Company.  Executive agrees to store and maintain all Confidential Information in a secure place.  Executive agrees to make no use of any Confidential Information on his own behalf or on behalf of any other person or entity other than the Company. Executive further agrees that any property situated on the Company’s premises and owned by the Company, including computer disks and other digital, analog or hard copy storage media, filing cabinets, lockers, desks or other work areas, is subject to inspection by Company personnel at any time with or without notice.  When Executive leaves the employ of the Company, Executive will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, recordings, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, computer materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded), belonging to the Company, any Related Entity or their successors or assigns.

(b)                                 Assignment of Inventions and Intellectual Property.

(i)                                     The term “Proprietary Rights” means all trade secrets, trademarks, service marks, patents, copyrights, mask works and other intellectual property rights throughout the world.  The term “Inventions” means all Proprietary Rights, inventions, ideas, processes, formulas, source and object codes, data, programs, technology, writings, software programs, other works of authorship, know-how, discoveries, developments, designs, schematics, manuals, drawings, techniques, employee suggestions, development tools, computer printouts, or any claim of rights (or any related improvements or modifications to the foregoing).

(ii)                                  Subject to Sections 4(b)(iii) and 4(b)(iv), Executive hereby assigns and agrees to assign in the future (when any such Invention or Proprietary Right is first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during or at any time after the period of employment with the Company, which (a) relate to methods, designs, brokerage or other products, trading systems and screens or any other processes which relate to or pertain to the actual or anticipated business, functions, operations, research or development of the Company, (b) arise (wholly or partly) from Executive’s efforts during any time that Executive is employed by the Company or utilizing any physical or intellectual property owned by the Company, or any Related Entity, or (c) is based on any information or knowledge gained by Executive through his employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section, are hereinafter referred to as “Company Inventions.”

(iii)                               During Executive’s period of employment, and for twelve (12) months thereafter, Executive will promptly disclose to the Company, fully and in writing, all Inventions authored, conceived or reduced to practice by Executive, either alone or jointly with others.  In addition, Executive will promptly disclose to the Company all patent applications filed by Executive or on his behalf within twelve (12) months after termination of employment.

(iv)                              Executive also agrees to assign all right, title and interest in and to any particular Company Invention to a third party as directed by the Company.

(v)                                 Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of employment and which may be protected by copyright are “works made for hire”, pursuant to United States Copyright Act (17 U.S.C. Section 101) and are the property of the Company or any Related Entity, as applicable, without limitation which shall own all rights of copyright therein including the sole and exclusive right to reproduce such works in multiple copies of distribution or sale to the public and to create and exploit derivative works based thereon.

(vi)                              Executive will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries will continue beyond the termination of employment and the Company will provide compensation at a reasonable rate after termination for the time actually spent by Executive at the Company’s request on such assistance.

(c)                                  No Inducement or Employment of Other Employees.

During Executive’s period of employment and the twenty-four (24) month period thereafter, Executive will not, directly or indirectly employ, assist any person, entity or enterprise to employ, solicit the employment of, or attempt to affiliate for profit in any manner with (as applicable, a “Prohibited Action”), any employee of, or any independent contractor performing services for, the Company or any of its Related Entities, or any person who was an employee or independent contractor with the Company or any of its Related Entities at any time during the six (6) month period immediately preceding the Prohibited Action, and Executive will not induce or otherwise encourage any such employee or independent contractor to leave the employ of, or to cease rendering services to the Company or any of its Related Entities.

(d)                                 Non-Solicitation, Non-Competition.

(i)                                     During Executive’s period of employment and the twelve (12) month period thereafter (or such longer period specified in Section 4(d)(iii)) immediately following termination of Executive’s employment for any reason (the “Period of Restriction”), Executive agrees to refrain, directly or indirectly, from accepting business from, doing business with, inducing or soliciting any Customer or vendor of the Company to do business with any business or entity in competition with any business in which the Company or any entity related to the Company is engaged, except on behalf of the Company or as authorized in writing by the Company. For the purposes of this Section 4(d), the term (i) “Customers” shall include any person who is or was a customer or a Prospective Customer of the Company or any of its Related Entities at any time during the last twelve (12) months of Executive’s employment under this Agreement and (ii) “Prospective Customer” shall include any person or entity contacted or solicited by Executive within the last twelve (12) months of Executive’s employment for the purpose of becoming a customer of the Company or any Related Entity.

(ii)                                  During the Period of Restriction, Executive may not engage anywhere in the world in activities, render services to or affiliate himself, in any capacity (including as a director, officer, employee, consultant, independent contractor, partner, member or investor) (except save by way of portfolio investment in shares quoted on a recognized stock exchange whereby Executive owns less than 1% of the outstanding stock of such entity), with any entity that provides services that are competitive with those rendered by the Company or any Related Entity. Notwithstanding the foregoing, during the Period of Restriction, with the Company’s prior written consent (as determined by the CEO in his sole discretion), the Executive may render services to any entity whose primary business purpose is not competitive with any services rendered by the Company or any Related Entity.

(iii)                               Notwithstanding anything to the contrary contained herein, the Period of Restriction shall extend 24-months (instead of 12 months) following any termination of Executive’s employment described in Section 5(b) or Section 5(e).

(e)                                  Covenants Reasonable; Additional Remedies; Due Consideration.

(i)                                     Executive acknowledges that he will occupy a position of responsibility and trust, in which Executive will have access to Confidential Information and will be privy to the confidential business plans and prospects of the Company and its Related Entities, that Executive’s relationships with employees of the Company and/or its Related Entities may be critical to the continued success of the Company and/or its Related Entities, that the business of the Company and its Related Entities are conducted on a worldwide basis, and that Executive’s services under this Agreement are important, valuable and unique.  Executive (i) further acknowledges that the restrictive covenants of this Section 4 are reasonably necessary to protect valuable business interests of the Company and its Related Entities and that it is the Executive’s intention and the intention of the Company that such restrictions and remedies shall be enforceable to the fullest extent permissible by law, (ii) agrees that he will not challenge the reasonability or enforceability of any of the restrictive covenants of this Section 4, provided that Executive may challenge the enforceability of Section 4 based upon a breach of this Agreement by the Company that occurs prior to any violation of Section 4 by the Executive and is not cured within 30 days of receipt of written notice from Executive that is given within 30 days of the occurrence of such purported breach, and (iii) acknowledges that the provisions of this Section 4 are in addition to, and not in substitution of, any restrictive covenants to which Executive is subject pursuant to any agreement with Jersey Partners, Inc.  If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable.

(ii)                                  The parties hereto acknowledge and agree that in the event of a violation of any of the provisions of this Section 4 (including Section 4(e)(i)), the Company and/or its Related Entities would suffer irreparable harm, the damages suffered by the Company and/or its Related Entities may be difficult to ascertain, and the Company and/or its Related Entities may not have an adequate remedy at law.  Accordingly, the parties agree that in the event of such a breach by Executive, if the Company so elects, the Company and/or its Related Entities shall be entitled, in addition to all other remedies available to it, to enforce this Section 4 by seeking an injunction, restraining order, specific performance or other injunctive relief, without bond.  Notwithstanding the provisions of Section 13(e) below, an action by the Company and/or its Related Entities seeking to impose any of such remedies may be brought in a court of law.  Such remedies shall not be deemed to be exclusive of any other remedies available to the Company and/or its Related Entities, by judicial or arbitral proceedings or otherwise.

(iii)                               Executive acknowledges that the Company’s agreement to provide the benefits payable to Executive upon termination of employment pursuant to Section 5 are additional consideration for Executive’s agreement to abide by the restrictive covenants contained in this Section 4 including, without limitation, the non-solicitation and non-competition provisions of Section 4(d) and the Company shall be released from any obligation to provide such benefits in the event the Company determines reasonably and in good faith that Executive has violated any of these covenants.

5.                                      Termination of Employment.

(a)                                  The Term and the Executive’s employment by the Company and its Related Entities (i) may be terminated (A) by the Company at any time with Cause in accordance with Section 5(f)(i) or without Cause or due to Executive’s Disability, (B) by the Executive for Good Reason in accordance with Section 5(f)(iii) and (C) by the Executive without Good Reason upon not less than 90 days written notice and (ii) shall automatically terminate upon Executive’s death.  Upon any termination of Executive’s employment, Executive agrees to automatically resign, and is deemed to have automatically resigned from, all positions with the Company and its Related Entities, including as a member of the Board or the board of any subsidiary.  In the event Executive provides notice of his intent to terminate his employment without Good Reason, the Company may place Executive on garden leave during all or a portion of the 90-day notice period, which may entail, without limitation, relieving Executive of his positions and/or duties with the Company and its Related Entities or preventing Executive from performing his services at a Company location and any such actions shall not be a breach of this Agreement, be considered to be a termination of the Executive without Cause or constitute an event of “Good Reason”.  The Company shall continue to comply with its obligations under Section 3 during any period of garden leave.

(b)                                 In the event the Term and the Executive’s employment is terminated by (x) the Company for any reason other than Cause or due to Executive’s Disability, (y) Executive for Good Reason or (z) the Executive on the last day of the Term following the Company’s delivery of a Notice of Non-Renewal if, and only if, the Executive previously notified the Company in writing of his intention to so terminate at least 45 days before the end of the Term, Executive shall be entitled to receive  (i) the amount of Executive’s Base Salary and expenses accrued with respect to the period prior to the date of termination of Executive’s employment, to the extent not previously paid; (ii) bonus for the prior year, if any, that the Company has declared that Executive has earned but which has not yet paid; (iii) a lump sum cash payment in an amount equal to two multiplied by the sum of (A) the amount of Executive’s annual Base Salary as of the day immediately preceding the date of such termination, and (B) the average annual bonus earned by Executive during the two most recently completed fiscal years of the Company (it being understood that if Executive is terminated after the end of a fiscal year but before the date on which bonuses for such year have been paid to senior executives of the Company, Executive’s Average Bonus shall be calculated using the two fiscal years immediately preceding such year) (“Average Bonus”) and; (iv) continued medical coverage at active employee rates for the 24 month period following such termination or, if earlier, until Executive receives other employer-provided coverage. In addition, any and all outstanding RSUs and stock options granted to Executive that are subject to vesting based solely and exclusively on the continued performance of services by Executive (“Time-Based Awards”) that are unvested shall immediately vest and, if applicable, become exercisable in full upon the date of such termination and any outstanding Time-Based Awards that are stock options shall remain exercisable for three (3) months after the date of such termination; provided that all vested options issued pursuant to the 2004 Equity Incentive Plan will remain exercisable until the later of (i) 2 1/2 months after the date such options would normally expire and (ii) the last day of the year in which the Executive is terminated.  The RSU grant set forth in Section 3(c) and any other outstanding equity awards granted to Executive that are subject to vesting, in whole or in part, based on the achievement of objective or subjective performance conditions (“Performance-Based Awards”) will vest and become exercisable in full only according to the terms of such grant.  Any amount payable or benefit provided to Executive pursuant to this Section 5(b) (other than clause (i)) shall be paid or provided to Executive only in the event that he executes and does not revoke a release of claims agreement substantially in the form attached hereto as Exhibit B.

(c)                                  In the event the Term and the Executive’s employment is terminated by the Company for Cause or voluntarily by Executive other than for Good Reason, (i) the Company shall pay Executive the amount of Executive’s Base Salary and expenses accrued with respect to the period prior to the date of termination of Executive’s employment, to the extent not previously paid, (ii) all outstanding unexercised options, whether vested or unvested at the time of the termination, and all unvested RSUs will terminate immediately upon termination, and (iii) the Company shall have no other or further obligation to Executive hereunder, including without limitation any obligation to make severance payments or payments in respect of Discretionary Bonus.

(d)                                 In the event that Executive’s employment is terminated by reason of Executive’s death or Disability, the Company shall pay Executive (or his personal representative as the case may be): (i) the amount of Executive’s Base Salary and expenses accrued with respect to the period prior to the date of termination of Executive’s employment, to the extent not previously paid; (ii) bonus for the prior year, if any, that the Company has declared that Executive has earned but which has not yet paid;  (iii) a lump sum cash payment equal to the Executive’s annual bonus (including the cash and equity component of such annual bonus) from the prior year based on the number of days of the current year the Executive has been employed by the Company and the denominator of which is 365;  (iv) continued medical coverage at active-employee rates for two years or, if earlier, until the Executive receives subsequent employer-provided coverage; and (v) the amount of any benefits as are payable to Executive (or his personal representative) by reason of such death or disability under the terms of any employee plan or insurance program maintained by the Company and in which Executive was a participant. In addition, any and all outstanding Time-Based Awards that are unvested shall immediately vest and, if applicable, become exercisable in full upon the date of such termination and any outstanding Time-Based Awards that are stock options shall remain exercisable for the period specified in the applicable option agreement.  Any outstanding Performance-Based Awards will vest and become exercisable in full only according to the terms of such grant. Any amount payable to Executive pursuant to clause (iii) and (iv) of this Section 5(d) shall be paid to Executive only in the event that he (or his personal representative as the case may be) executes a release of liability in favor of the Company in a form satisfactory to the Company.

(e)                                  In the event the Term and the Executive’s employment is terminated (x) by the Company for any reason other than Cause or due to Executive’s Disability or (y) by Executive for Good Reason, in each case, within the one year period immediately following a Change in Control, Executive shall be entitled to receive: the benefits provided in Subsections (i), (ii), (iii) and (iv) of Section 5(b); provided that in lieu of, and not in addition to, the severance benefits specified Section 5(b)(iii), Executive shall be entitled to receive a cash lump sum payment equal to the sum of (A) three multiplied by the amount of Executive’s annual Base Salary as of the day immediately preceding the date of such termination and (B) two multiplied by Executive’s Average Bonus. In addition, any and all outstanding Time-Based Awards that are unvested shall immediately vest and, if applicable, become exercisable in full upon the date of such termination and any outstanding Time-Based Awards that are stock options shall remain exercisable for three (3) months after the date of such termination; provided that all vested options issued pursuant to the 2004 Equity Incentive Plan will remain exercisable until the later of (i) 2 1/2 months after the date such options would normally expire and (ii) the last day of the year in which the Executive is terminated.  Any outstanding Performance-Based Awards will vest and become exercisable in full only according to the terms of such grant.  Any amount payable or benefit provided to Executive pursuant to this Section 5(e) (other than clause (i)) shall be paid or provided to Executive only in the event that he executes and does not revoke a release of claims agreement substantially in the form attached hereto as Exhibit B.

(f)                                    For purposes of this Agreement:

(i)                                     The Board or the CEO, in the exercise of good faith and reasonable judgment, may terminate the Term and Executive’s employment for “Cause” if, after giving Executive notice and an opportunity to be heard by the Board, the Board determines by a majority vote (excluding Executive if he is then a member of the Board), that any of the following has occurred:  (i) Executive’s willful and continued failure to substantially perform his material duties for the Company (other than due to disability) after written notice specifying such failure and the manner in which the Executive may rectify such failure in the future, if rectifiable, (ii) Executive’s breach of any material term of this Agreement that is not cured within 30 days of written notice from the Company, (iii) Executive’s engaging in willful, intentional misconduct that has resulted in damage to the Company’s business or reputation, (iv) Executive having been indicted or convicted of, or pleaded guilty or nolo contendere to, a felony or other crime of moral turpitude, (v) Executive having engaged in fraud against the Company or having intentionally misappropriated Company property or breached any fiduciary duty owed to the Company that has a detrimental effect on the Company’s reputation or business, (vi) a failure by Executive to comply with a material written employment policy or rule of the Company that are not cured within 30 days of written notice from the Company, (vii) Executive’s unreasonable obstruction or impeding of, or failure to cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity, (viii) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or becoming subject to any cease and desist order with respect to such action (regardless of whether Executive admits or denies liability), or (ix) Executive’s failure to maintain any and all licenses necessary to the performance of the duties described in Section 1(a) above.

(ii)                                  The Company may terminate the term and Executive’s employment due to “Disability” in the event any physical or mental illness, disability or impairment that, after reasonable accommodation, has prevented Executive from continuing the performance of Executive’s normal duties and responsibilities hereunder for a period in excess of 210 consecutive days or of 270 non-consecutive days within any 18 month period.

(iii)                               Executive may terminate the term and Executive’s employment for “Good Reason” in the event that without the Executive’s express prior written consent, the occurrence of any one or more of the following occurs: (i) a material diminution of the Executive’s positions (excluding removal from the Board of Directors or any diminution arising reasonably from the fact that the Company may no longer be a public company or that Executive may not be President of the entirety of the new combined organization following a Change in Control), titles, duties, or responsibilities from, or the assignment to the Executive of duties materially inconsistent with, those in effect on the date of the Agreement; (ii) the Company’s requiring Executive to be based at a location in excess of thirty-five (35) miles from the location of the Executive’s principal job location or office as of the effective date of the Agreement, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business obligations; (iii) a reduction by the Company of Executive’s Base Salary, (iv) the Company’s breach of any material terms of the Agreement; or (v) the failure of the Company to require assumption of the Agreement by a successor, except if such assumption would occur by operation of law.  Notwithstanding anything to the contrary contained herein, “Good Reason” shall not be deemed to exist, and Executive may not terminate his employment for Good Reason, unless

(i) Executive has provided written notice to the Company of the existence of Good Reason within 90 days of the occurrence of the event purporting to constitute Good Reason, (ii) the Company fails to cure such event within 30 days of receipt of such notice and (iii) Executive terminates his employment within 5 days of the Company’s failure to cure such event.

(iv)                              The term  “Change in Control” shall mean:

(A)                              any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Exchange Act) or “group” (as such term is used in Section 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Voting Stock of the Company other than pursuant to a Corporate Transaction (as defined below) that does not constitute a Change in Control under clause (E), below; provided that this clause (A) shall not apply with respect to a stockholder of the Company who beneficially owns more than 25% of the Voting Stock of the Company on the effective date of the Agreement;

(B)                                all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction unless the stockholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, substantially all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company;

(C)                                a majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the effective date of the Agreement or, if any such individual is no longer a member of the Board, any successor to any such individual (or to any successor to any such individual) if the election or nomination for election of such individual or successor was supported by a majority of the directors who then comprised the Incumbent Directors;

(D)                               the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets if such plan of liquidation will result in the winding-up of the business of the Company;

(E)                                 the consummation of any merger, consolidation or other similar corporate transaction (a “Corporate Transaction”) unless, immediately after such transaction, the stockholders of the Company immediately prior to the transaction own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company prior to such transaction, more than 50% of the Voting Stock of the company surviving such transaction or its ultimate parent company if such surviving company is a subsidiary of another entity (there being excluded from the number of shares held by such stockholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company); or

For purposes of this Change in Control definition, “the Company” shall include any entity that succeeds to all or substantially all of the business of the Company and “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

(g)          To the extent required by Section 409A of the Code, any payment required to be made to Executive under this Section 5 shall be deferred until the first day of first month commencing after the six month anniversary of Executive’s termination of employment.  The Company shall make a lump sum payment to Executive on or about such date in an amount equal to the aggregate payments that would have otherwise been paid to Executive during such deferral period.

(h)          Amounts payable to Executive pursuant to this Section 5 shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims he may have in respect of employment by the Company and its related Entities.

6.                                      Parachute Payments.

In the event any payments to Executive constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and will be subject to an excise tax imposed pursuant to Section 4999 of the Code, Executive’s severance benefits will be provided either in full or to such lesser extent which would result in no portion of such benefits being subject to such excise tax, whichever results in Executive receiving the greatest amount of severance benefits on an after-tax basis (notwithstanding that all or some portion of such benefits may be subject to such excise tax).  In the event Executive’s severance benefits are required to be reduced, Executive may select which portion(s) of his “excess parachute payments” benefits will be reduced or eliminated.

7.                                      No Conflicting Obligations; No Conflicting Agreements.

Executive represents and warrants to the Company that (i) Executive is not a party to or subject to any other binding covenants, contracts, agreements, arrangements, employee manuals or other writings regarding his employment with any third party, (ii) Executive has the ability and the authority to enter into this Agreement, (iii) entering into and performing under this Agreement will not violate any agreement between Executive and any third party, and (iv) there exist no obligations to any third party that will restrict Executive’s performance of his duties to the Company under this Agreement.

8.                                      Notification of New Employer.

Prior to accepting any other employment during the Period of Restriction, Executive shall notify his potential new employer of those of his obligations which are continuing under this Agreement after the termination thereof.

9.                                      Notices.

Any notice, request or other communication permitted or required by this Agreement shall be in writing and shall be deemed to have been given (i) immediately when personally delivered to the recipient (provided a written acknowledgment of receipt is obtained), (ii) five (5) days after mailing by certified or registered mail, postage prepaid, return receipt requested or (iii) two (2) days after being sent by a nationally recognized overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier), to the party concerned at the address indicated below (or such other address as the recipient shall have specified by ten (10) days’ advance written notice given in accordance with this Section 9).

If to the Company:	GFI Group Inc.
100 Wall Street
New York, NY 10005
Attn: Chief Executive Officer

If to Executive:	at the address on file with the Company.

10.                               Opportunity for Review.

EXECUTIVE ACKNOWLEDGES THAT HE HAS REVIEWED THIS AGREEMENT CAREFULLY AND HAS HAD AMPLE OPPORTUNITY TO OBTAIN ADVICE AS TO THE MEANING OF THE TERMS, COVENANTS AND AGREEMENTS CONTAINED HEREIN FROM SUCH PROFESSIONAL ADVISORS AS EXECUTIVE HAS DEEMED APPROPRIATE OR NECESSARY.

11.                                 Indemnification.

(a)                                  During the Term and thereafter, the Company shall provide Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other senior executives.  Subject to limitations imposed by law, the Company’s by-laws and the Company’s directors’ and officers’ liability policy, the Company shall indemnify and hold harmless Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which Executive was or is a party or is threatened to be made a party by reason of the fact that Executive is or was an officer, employee or agent of the Company or any of its affiliates, or by reason of anything done or not done by Executive in any such capacity or capacities, provided that Executive acted in good faith, in a manner that was not grossly negligent and did not constitute willful misconduct and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The Company also shall pay any and all expenses (including attorneys’ fees) incurred by Executive as a result of Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or director.

(b)                                 The Company shall pay any expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and other liabilities incurred by Executive in investigating, defending, settling or appealing any action, suit or proceedings described in this Section 12 in advance of the final disposition of such action, suit or proceeding.  The Company shall promptly pay the amount of such expenses to Executive, but in no event later than ten (10) days following Executive’s delivery to the Company of a written request for an advance pursuant to this Section 11, together with a reasonable accounting of such expenses.

(c)                                  Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 11 if and to the extent that it shall ultimately be found in the final judicial decision that Executive is not entitled to be indemnified by the Company for such amounts.  In connection with any advancement of expenses, Executive further agrees to execute and deliver the Company’s customary form of undertaking to repay such advances if and to the extent that it shall ultimately be found in the final judicial decision that Executive is not entitled to be indemnified by the Company for such amounts.

(d)                                 The Company shall make the advances contemplated by this Section 11 regardless of Executive’s financial ability to make repayment, and regardless of whether indemnification of the indemnitee by the Company will ultimately be required.  Any advances and undertakings to repay pursuant to this Section 11 shall be unsecured and interest free.

(e)                                  The provisions of this Section 11 shall survive the termination of the  Term or expiration of the term of this Agreement.

(f)                                    If Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which Executive may request indemnity under this Section 11, Executive will give the Company prompt written notice thereof; provided, that the failure to give such notice shall not affect Executive’s right to indemnification.

12.                               General.

(a)                                  To the extent Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of this Agreement, the Company agrees to cooperate with Executive to execute any amendment to the provisions hereof reasonably necessary to implement this Section 13(a) but only (i) to the minimum extent necessary to avoid application of such tax and (ii) to the extent that the Company would not, as a result, suffer any adverse consequences.  Notwithstanding the foregoing, the Company shall not be responsible for any additional 20% tax imposed pursuant to Code Section 409A, nor will the Company indemnify or otherwise reimburse Executive for any liability incurred as a result of Code Section 409A.

(b)                                 No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or subsequent breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

(c)                                  The captions and paragraph headings used in this Agreement are for convenience of reference only, and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(d)                                 This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without regard to their conflicts of law provisions.  Each of the parties hereto acknowledges that service of process in any proceeding before a court of law arising out of or in connection with this Agreement may be made by delivery of a copy thereof in accordance with the notice provisions of Section 10 of this Agreement.

(e)                                  Except for an action described in Section 4(d) or as required by the rules and regulations of the National Association of Securities Dealers, the parties hereby agree that all claims, disputes or controversies arising under this Agreement or otherwise concerning in any way Executive’s employment  (“Claims”), including, without limitation, Claims for wages or salary, severance or other compensation; Claims for breach of any contract or covenant (express or implied); tort Claims; Claims for any type of discrimination including, without limitation, race, sex, religion, national origin, age, marital status or disability; Claims for benefits (except where any applicable employee benefit or pension plan specifies a different procedure for resolving such Claims) and Claims for violation of any federal, state or other governmental law, statute, regulation, rule or ordinance (but excluding Claims for worker’s compensation or unemployment benefits), shall be resolved only in the courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing (but subject to Section 4(d) and the rules and regulations promulgated by the National Association of Securities Dealers), each of the parties hereto irrevocably and unconditionally (a) submits for himself or itself in any Claim, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of New York sitting in the

Count of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Claim shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court; (b) consents that any such Claim may and shall be brought in such courts and waives any objection that he or it may now or thereafter have to the venue or jurisdiction of any such Claim in any such court or that such Claim was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Claim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or Executive’s employment by the Company or any Related Entity, or his or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Claim may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address as provided in Section 9; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of New York.

(f)                                    Executive agrees that, during the Term, for (1) year thereafter and, if longer, during the pendancy of any litigation or other proceeding or other proceeding, (i) Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent Executive determines in good faith is necessary in the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company or any of its affiliates, other than any litigation or other proceeding in which Executive is a party-in-opposition, without giving prior notice to the Company or the Company’s counsel, and (ii) in the event that any other party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith are related to such litigation or other proceeding, Executive shall promptly so notify the Company’s counsel.  Executive agrees to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of Executive’s employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved prior to the termination of Executive’s employment to the extent the Company pays all expenses Executive incurs in connection with such cooperation and to the extent such cooperation does not unduly interfere (as determined by Executive reasonably and in good faith) with Executive’s personal or professional schedule.

(g)                                 This Agreement may be assigned by the Company without the Executive’s consent to an affiliated entity of the Company, including any survivor entity or other successor in interest, but no such assignment shall relieve the Company of its full responsibilities hereunder, or to a successor in interest to the assets and business of the Company.  The Executive may not assign his rights or obligations under this Agreement without the written consent of the Company.  This

Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

(h)                                 This Agreement may be executed in counterparts, each of which will be deemed to be an original hereof, but all of which together will constitute one and the same instrument.

(i)                                     This Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

(j)                                     This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity will have any right to rely on this Agreement or to claim or derive any benefit herefrom absent the express written consent of the party to be charged with such reliance or benefit.

(k)                                  If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision will thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require; and this Agreement will be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

(l)                                     The provisions of Sections 4, 5, 9, 11 and 12 of this Agreement will survive the termination of Executive’s employment in accordance with their terms.  The provisions of Sections 4 and 11 of this Agreement will survive expiration of this Agreement as a result of the giving of a Notice of Non-Renewal by either party and will continue to apply in accordance with their terms unless and until the parties provide otherwise in a written agreement executed by both parties.

IN WITNESS THEREOF, the parties have executed and delivered this Agreement as of the date first written above.

GFI Group Inc.

By:

Name:

Title:

Executive

Name

EXHIBIT A

Form of Release

THIS RELEASE (this “Release”) is made as of this __th  day of _________, 200_, by and between [Name] (the “Company”), and [Name]  (“Executive”).

PRELIMINARY RECITALS

A.            Executive’s employment with the Company has terminated.

B.            [Executive and the Company are parties to an Employment Agreement, dated as of ____________  (the “Agreement”)].

AGREEMENT

In consideration of the payments due Executive under the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Executive, intending to be legally bound, does hereby, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Executive Parties”) REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, members, and managers, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive or any of the Executive Parties ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. §1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act,

42 U.S.C. §12101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, but not including such claims to payments and other rights provided Executive under the Agreement.  This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.  Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment.

2.             Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims.  Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

3.             Executive agrees that he will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Release that is filed or instigated by him or on his behalf with any agency, court or other government entity.

4.             The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Company and the Company Parties pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any of the Company Parties to Executive.

5.             Executive certifies and acknowledges as follows:

(a)           That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Company and all Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;

(b)           That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;

(c)           That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release;

(d)           That he does not waive rights or claims that may arise after the date this Release is executed or those claims arising under the Agreement with respect to payments and other rights due Executive on the date of, or during the period following, the termination of his Employment;

(e)           That the Company has provided him with adequate opportunity, including a period of twenty-one (21) days from the initial receipt of this Release and all other time periods required by applicable law, within which to consider this Release (it being understood by Executive that Executive may execute this Release less than 21 days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such 21-day consideration period), and he has been advised by the Company to consult with counsel in respect thereof;

(f)            That he has seven (7) calendar days after signing this Release within which to rescind, in a writing delivered to the Company, the portion of this Release related to claims arising under ADEA or any other claim arising under any other federal, state or local that requires extension of this revocation right as a condition to the valid release and waiver of such claim; and

(g)           That at no time prior to or contemporaneous with his execution of this Release has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Company Parties which is based in whole or in part on any matter referred to in Section 1 above; and, subject to the Company’s performance under this Release, to the maximum extent permitted by law, Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum.  Executive hereby grants the Company his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim.  Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Company Parties or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order he will not aid or assist any such person or entity in prosecuting such Claim.

6.             The Company (meaning, solely for this purpose, the Company’s directors and executive officers and other individuals authorized to make official communications on the Company’s behalf) will not disparage Executive or Executive’s performance or otherwise take any action which could reasonably be expected to adversely affect Executive’s personal or professional reputation.  Similarly, Executive will not disparage any Company Party or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Company Party.

7.             Miscellaneous

(a)           This Release and the Agreement, and any other documents expressly referenced therein, constitute the complete and entire agreement and understanding of Executive and the Company with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Release and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 1 hereof.

(b)           The Company Parties are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder.  Except and to the extent set forth in the preceding two sentences, this Release is not intended for the benefit of any Person other than the parties hereto, and no such other person or entity shall be deemed to be a third party beneficiary hereof.  Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

(c)           The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall otherwise remain in full force and effect.

(d)           This Release may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e)           The obligations of each of the Company and Executive hereunder shall be binding upon their respective successors and assigns.  The rights of each of the Company and Executive and the rights of the Company Parties shall inure to the benefit of, and be enforceable by, any of the Company’s, Executive’s and the Company Parties’ respective successors and assigns.  The Company may assign all rights and obligations of this Release to any successor in interest to the assets of the Company.

(f)            No amendment to or waiver of this Release or any of its terms shall be binding upon any party hereto unless consented to in writing by such party.

(g)           ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

*   *   *   *   *

Intending to be legally bound hereby, Executive and the Company have executed this Release as of the date first written above.

[NAME]

By:

Name:

Title:

READ CAREFULLY BEFORE SIGNING

I have read this Release and have been given adequate opportunity, including 21 days from my initial receipt of this Release, to review this Release and to consult legal counsel prior to my signing of this Release.  I understand that by executing this Release I will relinquish certain rights or demands I may have against the Company Parties or any of them.

[Name]

Witness: